EXHIBIT 99.1

SCIELE PHARMA AND LIFECYCLE PHARMA ANNOUNCE

U.S. MARKET LAUNCH OF FENOGLIDE™

—————————

NEW FORMULATION OF FENOFIBRATE IN 120-MG. AND 40-MG. DOSAGE STRENGTHS

ATLANTA (February 21, 2008) — Sciele Pharma, Inc. (NASDAQ:SCRX) and LifeCycle Pharma A/S (OMX:LCP) today announced that Sciele  has launched Fenoglide™ in the U.S.  Fenoglide, indicated for the treatment of hyperlipidemia and hypertriglyceridemia, utilizes LifeCycle Pharma’s Meltdose® technology, which is designed to provide enhanced absorption and greater bioavailability.  Fenoglide will be available in 120-milligram and 40-milligram doses and will therefore have the lowest dosage strengths of fenofibrate available for patients.

Patrick Fourteau, chief executive officer of Sciele Pharma, Inc., said, “We are excited about the launch of  Fenoglide, a product that incorporates LifeCycle Pharma’s novel Meltdose technology.  This is an important new product that will be marketed in the U.S. by Sciele Pharma’s Primary Care Cardiovascular and Diabetes sales forces.”

About Sciele Pharma, Inc.

Sciele Pharma, Inc. is a pharmaceutical company specializing in sales, marketing and development of branded prescription products focused on Cardiovascular, Diabetes, Women’s Health and Pediatrics. The Company’s Cardiovascular and Diabetes products treat patients with high cholesterol, hypertension, high triglycerides, unstable angina and Type 2 diabetes; its Women’s Health products are designed to improve the health and well-being of women and mothers and their babies; and its Pediatrics products treat allergies, asthma, coughs and colds, and attention deficit and hyperactivity disorder (ADHD). Founded in 1992 and headquartered in Atlanta, Georgia, Sciele Pharma employs more than 900 people. The Company’s success is based on placing the needs of patients first, improving health and quality of life, and implementing its business platform — an Entrepreneurial Spirit, Innovation, Execution Excellence, Simplicity, and Teamwork.

About LifeCycle Pharma A/S

LifeCycle Pharma, headquartered in Hørsholm, Denmark, is an emerging pharmaceutical company with a broad and late stage product pipeline in therapeutic areas of cholesterol management, hypertension, organ transplant and autoimmune diseases. LifeCycle Pharma’s proprietary technology platform, MeltDose® technology, offers lower dosing, reduced side effects and improved safety and patient compliance, as well as reduced product development time and development costs. LifeCycle Pharma is listed on the OMX Nordic Exchange under the trading symbol (LCP). Please visit www.lcpharma.com for further information about LifeCycle Pharma A/S.

Safe Harbor Statement

This press release contains forward-looking statements that are subject to risks and uncertainties that could cause actual results to materially differ from those described. Although we believe that the expectations expressed in these statements are reasonable, we cannot promise that our expectations will turn out to be correct.  Our actual results could be materially different from and worse than our expectations.

Contact:  Joseph T. Schepers, Director of Investor Relations

678-341-1401

ir@sciele.com